UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) September 17, 2004

RYERSON TULL, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-9117	36-3425828
(Commission File Number)	(I.R.S. Employer Identification No.)

2621 West 15th Place, Chicago, Illinois 60608

(Address of Principal Executive Offices)(Zip Code)

(773) 762-2121

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

Effective September 17, 2004, the Pension Benefit Guaranty Corporation (the “PBGC”) released and discharged Ryerson Tull, Inc. (the “Company”) from its guaranty and Letter of Credit to the PBGC for the Ispat Inland Pension Plan. On September 15, 2004, Ispat Inland Steel Company contributed $11.1 million to the Ispat Inland Pension Plan as its final payment of its $29 million obligation under the September 15, 2003 Settlement Agreement with the Company. Following this final contribution, the Company’s Letter of Credit to the PBGC was reduced to $0. As a result, the Company reduced its liability related to the PBGC guaranty from $3.5 million to $0 and will record a favorable $ 2.3 million after-tax adjustment to the gain on the sale of the Inland Steel Company during the third quarter ending September 30, 2004.

The Settlement Agreement settled all environmental and other indemnification claims between the Company and Ispat related to the Company’s indemnification obligations under the ISC/Ispat Merger Agreement and certain matters related to the Ispat Inland Pension Plan. On September 15, 2003, the Company also entered into an agreement with Ispat and the PBGC. The agreements included a contribution by the Company of $21 million to the Ispat Inland Pension Plan, Ispat release of the Company from any remaining environmental and other indemnification obligations arising out of the ISC/Ispat transaction, and reduction of the PBGC Letter of Credit and guaranty from $50 million to $29 million. Ispat further agreed to make specified monthly contributions to the Ispat Inland Pension Plan totaling $29 million over the twelve-month period beginning January 2004, and the PBGC agreed that each contribution would reduce and discharge the Company’s Letter of Credit to the PBGC on a dollar-for-dollar basis. Ispat contributed the full amount of the final four monthly contributions due through December 2004 on September 15, 2004, thus completing this contribution obligation.

Ispat is in compliance with the terms of the Settlement Agreement. Its payment described above does not dismiss other obligations under the Settlement Agreement including Ispat’s obligation to reimburse the Company for fees or expenses related to the Letter of Credit, to share one-third of any environmental insurance proceeds as a result of a claim related to the Company’s environmental indemnification obligations under the ISC/Ispat Merger Agreement (less appropriate fees and expenses and up to a maximum amount the Company will receive of $21 million), and the sharing of any property tax refunds resulting from the appeal of certain real estate property tax assessments

Except for claims which could be made under Employee Retirement Income Security Act of 1974, as amended, for the period in which the Company was the sponsor of the Ispat Inland Pension Plan, the Company has no further liability with respect to the Ispat Inland Pension Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RYERSON TULL, INC.

Dated: September 21, 2004		/s/ Lily L. May
	By:	Lily L. May
	Its:	Vice President, Controller and Chief Accounting Officer